Exhibit 99

                                      -3-

Tuesday, September 4, 2001

Company Press Release

Source: Salisbury Bancorp, Inc.

Salisbury Bancorp, Inc. Announces Third Quarter Dividend

Lakeville, Connecticut, September 4, 2001/PRNewswire/- During the year 2000, Salisbury Bancorp, Inc. declared a cash dividend each quarter of $.13 per share and a year end special cash dividend of $.25 per share. Accordingly, total dividends for the year amounted to $.77 per share. Recognizing the fact that the special dividend paid by the Company is a reflection of earnings each quarter, the Board decided to increase the Company's regular quarterly dividends in lieu of the declaration of a special dividend. At their August 31, 2001 meeting, the Directors of Salisbury Bancorp, Inc. declared a third quarter cash dividend of $.21 per share. The Company also paid first and second quarter dividends of $.21 per share. The third quarter dividend of $.21 per share will be paid on October 29, 2001 to shareholders of record as of September 28, 2001.

While the Board anticipates continuing the $.21 per share quarterly dividend and eliminating any annual special dividends, resulting in projected aggregate dividends for 2001 in the amount of $.84 per share, investors should be aware that the declaration and payment of all dividends are dependent upon the condition and earnings of the Company.

Salisbury Bancorp, Inc. became the holding company for Salisbury Bank and Trust Company on August 24, 1998. The Bank is a community bank operating full service banking offices in Lakeville, Salisbury and Sharon, Connecticut. It has served the communities of Northwestern Connecticut and proximate communities in New York and Massachusetts for approximately 150 years.